Exhibit 99.1

2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814 T: (240) 507-1300, F: (240) 396-5626 www.pebblebrookhotels.com
News Release
Pebblebrook Hotel Trust Acquires
The Sir Francis Drake Hotel in San Francisco, California
Bethesda, MD, June 22, 2010 — Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has acquired the Sir Francis Drake Hotel for $90.0 million from a partnership led by The Chartres Lodging Group, LLC. The 416-room, upper upscale, full-service hotel is located in downtown San Francisco, California in the heart of Union Square. The hotel will continue to be managed by Kimpton Hotels & Restaurants (“Kimpton”). The transaction was funded entirely with proceeds from the Company’s initial public offering.
     “We are very excited to acquire one of San Francisco’s most recognizable hotels,” said Jon Bortz, Chairman, President and Chief Executive Officer of Pebblebrook Hotel Trust. “We are also extremely pleased to invest in San Francisco, which is one of our top target markets. The historic Sir Francis Drake Hotel is located in the heart of the city’s world-renowned shopping and entertainment district and is central to San Francisco’s primary business demand drivers, including the Financial District and the Moscone Convention Center. This provides the hotel with a diversified mix of leisure, corporate and convention travelers which we expect will continue to strengthen in-line with the economic and lodging recovery which has begun to take hold.”
     “We considered numerous offers, but chose to transact the property with Pebblebrook because they recognized the property’s significant potential given its strong location,” said Robert Kline, president and co-founder of The Chartres Lodging Group, LLC.
     The Sir Francis Drake Hotel is located at the center of Union Square, San Francisco’s most popular retail and visitor attraction. The hotel is adjacent to Saks Fifth Avenue’s San Francisco flagship store, and is located within a half block of some of the world’s other leading retailers, including Prada, Gucci, Tiffany’s and countless other boutiques and department stores. The Sir Francis Drake Hotel is surrounded by numerous dining establishments, nightclubs and entertainment venues and is adjacent to the city’s celebrated Theatre District.
     Originally constructed in 1928, the iconic 23-story hotel offers 416 well-appointed guest rooms, as well as the award-winning Scala’s Bistro and the Wine Room at Scala’s. The hotel’s rooftop also features the famed Harry Denton’s Starlight Room, featuring 180-degree views of Union Square and downtown San Francisco from the hotel’s twenty-first floor. Other property amenities include 18,000 square feet of meeting space, a 24-hour fitness center, a 24-hour business center, off-site valet parking, Bar Drake in the hotel’s historic lobby and a Starbucks store.
     The Sir Francis Drake Hotel has been well maintained, with approximately $23 million in capital investment since 2005, including the addition of the lobby bar, full modernization of the hotel’s HVAC system, full renovation of guestroom bathrooms and other guestroom upgrades.
     During 2009, the hotel achieved occupancy of approximately 76 percent, with an average daily rate of approximately $139. During the next 12 months, the Company currently forecasts that the hotel will generate earnings before interest, taxes, depreciation and amortization (“EBITDA”) of approximately $3.8 to $4.3 million and net operating income after capital reserves of approximately $2.5 to $3.0 million, both of which are well below the levels at which the hotel operated during 2007 and 2008.

     The hotel will continue to be managed by Kimpton, which has managed the property since 2002.
     “Kimpton has a remarkable track record in San Francisco, its hometown, as well as around the country, of operating high-end, unique boutique hotels,” continued Mr. Bortz. “We are extremely delighted to be developing a strategic relationship with their organization and look forward to working with Kimpton on the Sir Francis Drake Hotel, as well as future opportunities.”
     “We are very pleased to be partnering with Pebblebrook on this special property,” commented Michael Depatie, President and CEO of the Kimpton Hotel & Restaurant Group, LLC. “We have a long history of managing hotels in the competitive San Francisco market and currently operate nine hotels in the city. We look forward to developing a relationship with Pebblebrook through their first investment in San Francisco.”
     The Company and Kimpton believe the hotel has tremendous upside and will be working closely to realize its potential. The downtown San Francisco hotel market has already begun to recover, exhibiting strong growth in 2010 as business travelers have gotten back on the road. According to Smith Travel Research, room demand in the San Francisco — Market Street tract has increased 8.6 percent on a year-to-date basis through April as compared to the same period last year. Occupancy in the market on a trailing 12 months basis has climbed to 74.6 percent, providing strong support for potential increases in average daily rate. The Company anticipates investing approximately $7.0 million over the next 12 to 24 months on guestroom and meeting space refurbishments and is evaluating the implementation of several value-creation opportunities at the property.
     The Company expects to incur approximately $1.1 million of costs related to the acquisition of this hotel that will be expensed as required by SFAS 141-R.
     The Sir Francis Drake Hotel marks the second acquisition for the Company since completing its initial public offering in December of 2009.
The Company has previously announced signed agreements to purchase three other hotels, including:
–	$74 million for a hotel in the Washington, D.C. / Baltimore region

–	$36 million for a hotel in the Minneapolis / St. Paul region

–	$105 million for a hotel in the Atlanta region
     Closings for each of these properties are expected to occur within 45 to 60 days from the filing date of the corresponding Current Report on Form 8-K. However, because these acquisitions are subject to customary closing requirements, conditions and due diligence, the Company can give no assurance that the transactions will be consummated during that time period, or at all.
Click here to visit the Sir Francis Drake Hotel website
Click here to visit the Union Square website
About Pebblebrook Hotel Trust
     Pebblebrook Hotel Trust is a real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper-upscale, full-service hotels located in large urban and resort markets with an emphasis on the major coastal cities.
Click here to visit the Pebblebrook Hotel Trust website

About Kimpton
     San Francisco-based Kimpton Hotels & Restaurants, a collection of boutique hotels and chef-driven restaurants in the US, is an acknowledged industry pioneer and was the first to bring the boutique hotel concept to America. Founded in 1981 by Bill Kimpton, the company is well-known for making travelers feel welcomed and comfortable while away from home through intuitive and unscripted customer care, stylish ambience and having a certain playfulness in its approach to programs and amenities. Each hotel provides a range of exciting culinary experiences through locally-loved, top-rated, destination, chef-driven restaurants. Kimpton leads the hospitality industry in ecological practices through its innovative EarthCare program that spans all hotels and restaurants. Market Metrix, a recognized authority and leader in feedback solutions, consistently ranks Kimpton above other hotel companies in luxury and upper upscale segments for customer satisfaction. Privately-held Kimpton operates 50 hotels and 51 restaurants in 16 states.
Click here to visit the Kimpton Hotel & Restaurant website
About The Chartres Lodging Group, LLC
     The Chartres Lodging Group, LLC, is an investment and advisory firm focused on the investment, asset management and renovation of high-quality lodging assets. Chartres Lodging Group’s principals have been responsible for more than $8 billion of lodging investments and have asset-managed more than 100 upscale and luxury hotels, resorts and conference centers. The firm is currently responsible for a $6-billion, 20,000-room portfolio of luxury and upscale hotels, conference centers and resorts located throughout the United States and Japan. Chartres’ principals and employees are direct investors in 65 percent of this portfolio. Chartres Lodging is headquartered in San Francisco, with offices in New York, Los Angeles, Chicago and Tokyo.
Click here to visit the Chartres Lodging website
     This press release contains certain “forward-looking” statements relating to, among other things, potential property acquisitions and projected earnings, expenses and demand. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Examples of forward-looking statements include the following: projections of hotel-level EBITDA, the Company’s expenses, share count or other financial items; descriptions of the Company’s plans or objectives for future operations, acquisitions or services; projected completions of acquisitions; forecasts of the Company’s future economic performance, potential increases in average daily rate, occupancy and room demand; and descriptions of assumptions underlying or relating to any of the foregoing expectations regarding the timing of their occurrence. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy, supply and demand in the hotel industry and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission (“SEC”), including, without limitation, the Company’s Prospectus filed pursuant to rule 424(b)(1) filed on December 9, 2009. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
     For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form

10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com and www.sec.gov.
     All information in this release is as of June 22, 2010. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations. The Company assumes no responsibility for the contents or accuracy of the information on any of the non-Company websites mentioned herein, which are included solely for ease of reference.
Additional Contacts:
Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com
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Pebblebrook Hotel Trust
Sir Francis Drake Hotel
Reconciliation of Hotel Net Income to Hotel EBITDA and Hotel Net Operating Income
12-Month Forecast
(Unaudited, in millions)

	Range
	Low		High

Hotel net income	$1.1	to	$1.6

Adjustment:
Depreciation and amortization	2.7		2.7

Hotel EBITDA	$3.8	to	$4.3

Adjustment:
Capital reserve	(1.3)		(1.3)

Hotel net operating income	$2.5	to	$3.0

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) Rules. These measures are not in accordance with, or an alternative to, measures prepared in accordance with U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the hotel’s results of operations determined in accordance with GAAP.
The Company has presented forecasted hotel earnings before interest, taxes, depreciation and amortization (EBITDA) and forecasted hotel net operating income after capital reserves, because it believes these measures provide investors and analysts with an understanding of the hotel-level operating performance. These non-GAAP measures do not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.
The Company’s presentation of the hotel’s forecasted EBITDA and forecasted net operating income after capital reserves should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of the hotel’s financial performance. The table above is a reconciliation of the hotel’s forecasted EBITDA and net operating income net operating income after capital reserves calculations to net income in accordance with GAAP.